UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): August 13, 2014

Gray Fox Petroleum Corp.

(Exact Name of Registrant as Specified in its Charter)

______________________________________________________________________________

Nevada	333-181683	99-0373721
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Lee Parkway, Suite 600, Dallas, Texas 75219

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 665-9564

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On August 13, 2014, Gray Fox Petroleum Corp., a Nevada corporation (the “Company”), entered into a Master Geophysical Data Acquisition Agreement, as supplemented by Supplement Agreement No. 14-1 (the “Agreement”), with Dawson Geophysical Company (“Dawson”) pursuant to which Dawson will conduct field geophysical data acquisition surveys on the Company’s 32,723 acre West Ranch Project. The surveys will provide information regarding the subsurface geological formations and structures that the Company intends to use to determine potential drilling locations.

Under the terms of the Agreement, Dawson will begin work on or before the fourth quarter of 2014. The work is structured to be completed in two phases and the Company expects the first phase to be completed by November 1, 2014 and the second phase to be completed by March 1, 2015. The Company anticipates it will pay approximately $330,000 plus reimbursable expenses to Dawson for the work to be performed. The payments are based upon an hourly or per-mile fee structure. Payment for each phase will be made in advance based upon an estimate of the charges incurred during such phase. The Company expects to pay approximately $44,000 in the fall of this year for the services to be performed during the first phase, and approximately $283,000 in early 2015 for the services to be performed during the second phase. The Agreement is terminable by either party with 30 days’ advance written notice.

The foregoing description is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits.

10.1	Master Geophysical Data Acquisition Agreement dated August 13, 2014 by and between Gray Fox Petroleum Corp. and Dawson Geophysical Company, as supplemented by Supplement Agreement No. 14-1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAY FOX PETROLEUM CORP.

Date: August 18, 2014	By:	/s/ Lawrence Pemble
Lawrence Pemble, President